UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): May 1, 2008

EMVELCO CORP.
(Exact name of registrant as specified in charter)

Delaware	001-12000	13-3696015
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Wilshire Blvd., Suite 1220, Los Angeles, CA  90024
(Address of principal executive offices) (Zip Code)

Registrant's telephone number, including area code: 310- 477-7787

With a copy to:
Stephen M. Fleming, Esq.
Law Offices of Stephen M. Fleming PLLC
110 Wall Street, 11 th Floor
New York, New York 10005
T: 516.833.5034
F: 516.977.1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 2.01	Completion of Acquisition or Disposition of Assets
Item 3.02	Unregistered Sale of Equity Securities

As disclosed in Form 8-Ks filed on May 7, 2008 and May 9, 2008, on May 1, 2008, Emvelco Corp. (the "Company") entered into an Agreement and Plan of Exchange (the "DCG Agreement") with Davy Crockett Gas Company, LLC (“DCG”) and the members of Davy Crockett Gas Company, LLC (“DCG Members”). Pursuant to the DCG Agreement, the Company acquired and, the DCG Members sold, 100% of the outstanding securities in DCG. DCG is a limited liability company organized under the laws of the State of Nevada and headquartered in Bel Air, California is a newly formed designated  LLC which holds certain development rights for gas drilling in Crockett County, Texas.

In consideration for 100% of the outstanding securities in DCG, the Company issued the DCG Members promissory notes in the aggregate amount of $25,000,000 payable together with interest in May 2010 (the “DCG Notes”). Additional $5,000,000 in DCG Notes are issuable upon each of the first through fifth wells going into production. Further, the DCG Members may be entitled to receive additional DCG Notes up to an additional amount of $200,000,000 (the “Additional DCG Notes”) subject to the revenue generated from the land rights held by DCG located in Crockett County, Texas less concession fees and taxes.

On June 11, 2008, the Company, the DCG Members and DCG entered into an amendment to the DCG Agreement, pursuant to which the DCG Members agreed to replace all notes that they received as consideration for transferring their interest in DCG to the Company for an aggregate of 100,000 shares of Series A Preferred Stock (the “Series A Stock”) with the rights and preferences set forth below.

The shares of Series A Stock is convertible, at any time at the option of the Company subject to increasing the authorized shares of the Company from 35 million to 400 million, into shares of common stock of the Company determined by dividing the stated value by the conversion price. The initial aggregate stated value is $50,000,000 and the initial conversion price is $1.00 per share. In the event that the net operating income for the Crockett County, Texas property for any year is zero or negative, then the stated value shall be reduced by 10%.

Holders of the Series A Stock are entitled to receive, without any further action from the Company’s Board of Directors but only if such funds are legally available, non-cumulative dividends equal to 25% of the net operating income derived from oil and gas production on the Crockett County, Texas property on an annual audited basis.

In the event of any liquidation, winding up, change in control or fundamental transaction of the Company, the holders of Series A Preferred will be entitled to receive, in preference to holders of common stock, an amount equal to the outstanding stated value and any accrued but unpaid dividends. We granted the DCG Members piggyback registration rights. The Series A Stock is non-voting. The Company has the right, at anytime, to redeem the Series A Preferred Stock by paying the holders the outstanding stated value as well as accrued dividends.

Item 9.01 Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Audited Financial Statements of Davy Crockett Gas Company LLC for the year ended March 31, 2008 (previously filed)

Unaudited Pro Forma Condensed Combined Financial Statements (previously filed)

(b)	Pro forma financial information.

Not applicable

Not applicable

(d)	Exhibits

Exhibit No.	Description of Exhibit
3.1	Certificate of Designation of Preferences, Rights, and Limitations of Series A Preferred Stock of Emvelco Corp.
10.1	Agreement and Plan of Exchange with Davy Crockett Gas Company, LLC and the members of Davy Crockett Gas Company, LLC dated May 1, 2008 (1)
10.2	Form of Convertible Note dated May 1, 2008 (1)
10.3	Amendment No. 1 to the Agreement and Plan of Exchange with Davy Crockett Gas Company, LLC and the members of Davy Crockett Gas Company, LLC dated June 11, 2008

(1) Incorporate by reference to the Form 8K Current Report filed May 7, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EMVELCO CORP.

By:	/s/ YOSSI ATTIA
Name: Yossi Attia
Title: Chief Executive Officer

Date:	June 16, 2008 Los Angeles, California